EXHIBIT 5

                                October 31, 1996

Offshore Energy Development Corporation
1400 Woodloch Forest Drive, Suite 200
The Woodlands, Texas 77380

Ladies and Gentlemen:

We have acted as counsel to Offshore Energy Development Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) under the Securities Exchange Act of 1933, as amended, relating to 575,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), to be sold by the Company. The Company has previously filed a Registration Statement on Form S-1 (Registration No. 333-11269), as amended (the "Initial Registration Statement"), which was declared effective on October 31, 1996, relating to 3,659,300 shares of Common Stock to be sold by the Company and certain selling stockholders.

We have examined originals or copies certified to our satisfaction of (a) the Certificate of Incorporation of the Company, (b) the Bylaws of the Company, (c) certain resolutions adopted by the Board of Directors of the Company, and (d) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and certificates of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when

Offshore Energy Development Corporation
October 31, 1996
Page 2

issued by the Company against payment of the consideration therefor as described in the Initial Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is based on and is limited to the corporate law of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. This opinion is solely for your benefit and may not be relied on by or furnished to any other person.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement; provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission.

                                            Very truly yours,

                                            Bracewell & Patterson, L.L.P.